EXHIBIT 99.2

SANTO MINING CORP.

Comparative Condensed Consolidated Income Statement

(UNAUDITED)

	March 31,	March 31,	December 31,
	2019	2018	2018

REVENUES	$5,000	$-	$430
COST OF SALES	$-	$850	$989

Gross Profit (loss)	$5,000	$(850)	$(559)

OPERATING EXPENSES

General and administrative		$15,527	$90,705
Professional fees	$10,343	$-	$240,000
Marketing and advertising	$30	$1,755	$2,230
Salaries and wages	$16,800	$-	$225,000
Officer Compensation		$75,000

Total Operating Expenses	$27,173	$92,282	$558,205

OPERATING (LOSS)	$(22,173)	$(93,132)	$(558,764)

OTHER INCOME (EXPENSE)

Other income (loss)	$-		$(25,600)
Gain on extinguishment of debt	$-		$41,000
Change in Fair value of derivative	$(40,411)	$7,218	$(40,411)
Interest expense	$(464,566)	$(18,056)	$(464,566)

Total Other Income (Expense)	$(504,977)	$(10,838)	$(489,577)

NET (LOSS) BEFORE INCOME TAXES	$(527,150)	$(103,970)	$(1,048,341)
Provision for income taxes			-

NET (LOSS)	$(527,150)	$(103,970)	$(1,048,341)

BASIC AND DILUTED LOSS PER SHARE	$-	$0.000001	$-
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	9,915,559,063	8,038,588,127	8,205,636,105

Weighted Average Shares Outstanding - Basic and Diluted	9,915,559,063	8,038,588,127	8,205,636,105

NET INCOME (LOSS)	$(527,150)	$(103,970)	$(1,048,341)
Foreign Currency Translation
TOTAL COMPREHENSIVE INCOME (LOSS)	$(527,150)	$(103,970)	$(1,048,341)

SANTO MINING CORP.

Comparative Condensed Consolidated Balance Sheet

(UNAUDITED)

	March 31,	March 31,	31-Dec
	2019	2018	2018

CURRENT ASSETS
Cash and cash equivalents	$(29,231)	$21,349	$30,991
Other Assets	$27,378		$11,083
Total Current Assets	$(1,853)	$21,349	$42,074
Long Term Assets
Security Deposit	$4,200
Assets Held for Sale	$-	$30,000	$5,900

Total Assets	$2,347	$51,349	$47,974

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
Accounts payable and accrued expenses	$-	$79,347	$57,065
Accrued Compensation	$758,132	$608,132	$608,132
Stock Payable	$-	$41,000	-
Accrued Interest - Convertible notes payable	$318,595	$178,490	$318,595
Convertible notes payable-current portion net of discount	$1,019,420	$469,136	$1,019,420
Derivative Liability/Debt Premium	$503,375	$220,550	$503,375

Total Current Liabilities	$2,599,522	$1,596,655	$2,506,587

LONG-TERM LIABILITIES		-	-

Total Liabilities	$2,599,522	$1,596,655	$2,506,587

STOCKHOLDERS' DEFICIT
Series A Preferred stock; par value of $.001, 500,000,000 shares authorized;	$500,000	$300,000	$150,000
500,000,000 and 300,000,000 shares issued and outstanding at
February 26, 2021 and March 31, 2018, respectively
Common stock: par value of $.00001, 20,000,000,000 shares authorized;
9,915,559,063 and 8,412,234,038 shares issued and outstanding at
February 26, 2021 and March 31, 2018, respectively	$99,155	$82,315	$84,122
Additional paid in capital	$-	$2,528,296	$2,699,582
Accumulated deficit	$(5,392,318)	$(4,455,917)	$(5,392,318)
Total Stockholders' Deficit	$(2,458,612)	$(1,545,306)	$(2,458,612)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$(2,193,641)	$51,349	$47,974

SANTO MINING CORP.

Comparative Condensed Consolidated Cash Flow

(UNAUDITED)

	March 31,	March 31,	December 31,
	2019	2018	2018

OPERATING ACTIVITIES
Net (Loss)	$(527,150)	$(103,970)	$(1,048,341)
Adjustments to reconcile net (loss) to net cash from operating activities:

Notes for professional services	$240,000	$-	$240,000
Gain on debt extinguishment	$-	$-	$(41,000)
Expropriation of asset	$-	$-	$25,600
Derivative expense	$-	$-	$40,411
Officer advances/(repayment)	$-	$-	$-
Accretion of debt premium on notes	$150,000	$-	$150,000
Discount amortization on convertible notes	$173,036	$-	$173,036
Changes in operating assets and liabilities:
Accounts Receivable:	$-	$-	-
Security Deposit Saigon	$4,520	$-	$-
Inventory			$(11,083)
Other current assets	$35,000	$30,126	$23,835
Accounts Payable	$2,500	$-	$15,388
Accrued Compensation	$758,132	$75,000	$225,000
Accrued Interest on Convertible Notes	$134,952	$(9,084)	$131,021
Net Cash (Used) From Operating Activities	$970,990	$(7,928)	$(65,049)

Investing

Assets Held for Sale	$(30,000)	$(30,000)	$(30,000)
Net Cash (Used) from Investing	$(30,000)	$(30,000)	$(30,000)

FINANCING ACTIVITIES

Proceeds from merger breakup fee	$-		$41,000
Proceeds from Preferred Stock sale	$-	$41,000
Proceeds from convertible note issuance	$-	$14,000	$90,500
Derivative Liability/Debt Premium	$-	$16,955
Gain from Debt Extinguishment	$-	$(7,218)
Net Cash From Financing Activities	$15,000	$64,737	$131,500

Net Increase (Decrease) in Cash and Cash Equivalents	$955,990	$26,809	$36,451

Cash and Cash Equivalents, Beginning of Period	$(5,460)	$(5,460)	$(5,460)

Cash and Cash Equivalents, End of Period	$(1,853)	$21,349	$30,991

CERTIFICATION

I, Franjose Yglesias, certify that:

1.I have reviewed the unaudited comparative condensed consolidated Q1-2019 financials.

2.Based on my knowledge, these unaudited comparative condensed consolidated Q1-2019 financials do not contain any untrue statements of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this unaudited comparative condensed consolidated Q1-2019 financials; and

3.Based on my knowledge, the financial statements and other financial information included or incorporated by reference in this disclosure statement, fairly present, in all material respects, the financial condition, results of operations and cash flows of the issuer as of, and for, the periods presented in this disclosure statement.

/s/Franjose Yglesias

Franjose Yglesias

Santo Mining Corp.

CEO

Dated:   March 2, 2021